Exhibit 1.01
Conflict Minerals Report

Definitions
Unless the context otherwise requires, references to “we,” “us,” “our,” or “the Company” mean Crane NXT, Co.

Conflict minerals:	Columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to gold, tantalum, tin, and tungsten
Dodd-Frank Act:	The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010
DRC:	The Democratic Republic of Congo and adjoining countries
OECD:	Organization for Economic Cooperation and Development
RCOI	Reasonable country of origin inquiry

This report relates to the year end December 31, 2023.

Applying the relevant provisions of the Dodd-Frank Act to Crane NXT, Co.

The final conflict minerals rules adopted by the Securities and Exchange Commission (the “SEC”) require a three-step compliance approach. The first step is determining applicability of the conflict minerals rules to Crane NXT, Co.; the second step is an RCOI to determine whether we have reason to believe that conflict minerals from the DRC or adjoining countries are present in our products; and the third step (referred to as “due diligence” in the SEC rules) is to determine the source and origin of any such conflict minerals and the facilities in which they were processed.

Crane NXT, Co. Businesses Potentially Subject to Due Diligence

We are a premier industrial technology company that provides proprietary and trusted technology solutions to secure, detect, and authenticate what matters most to our customers. Our primary end markets include central banks and a wide range of consumer related end markets including retail and gaming. As an industrial technology company, Crane NXT, Co. is several tiers removed from mining operations and smelters or refiners (SORs) and has no visibility into the supply chain beyond our direct suppliers. The Company cannot exclude the possibility that at least a portion of its necessary conflict minerals may have originated in the DRC, and that they may not be from recycled or scrap sources. For that reason, we have included a Conflict Minerals Report as an Exhibit to our Form SD filed with the SEC for 2023.

The purpose of this report is to explain the steps that we have performed to comply with the Dodd-Frank Act and related regulations, as they pertain to conflict minerals. Our first step has consisted of making inquiries to our suppliers to determine whether conflict minerals are present within the products that they sell to us. As conflict minerals are often necessary for the functionality of the electronic components and certain machined metal components we purchase from our first tier suppliers as subcomponents to our manufactured products, we have determined it necessary to simultaneously begin the second compliance step.

Reasonable Country of Origin Inquiry (RCOI)
We have conducted an analysis of our products and found that the conflict minerals tin, tantalum, tungsten, and gold, can be found in multiple Crane NXT, Co. products.    Therefore, we have conducted an RCOI by having each business, as applicable, conduct a survey of its largest vendors whose products are likely to contain conflict minerals.  We have used the Conflict Free Sourcing Initiative’s (CFSI) Conflict Minerals Reporting Template (CMRT), which includes standard supply chain survey and information tracking methods to determine if our manufactured products contain conflict minerals necessary to their functionality or production, to perform an RCOI as follows:
•Identified our businesses that manufactured or contracted to manufacture products in 2023.
•Determined that many of our manufactured products could contain conflict minerals.

•Identified vendors of raw materials or components that we used to manufacture our products.

Due Diligence Framework and Resources:

Our due diligence process was designed in conformance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas.

Due Diligence Steps Performed:

•Established a process for complying with the applicable rules.
•Developed a Conflict Minerals working group comprised of relevant functions and subject matter experts.
•Sent surveys to vendors representing greater than 80% of our total likely spend on raw materials or components that contain or are likely to contain conflict minerals, using the CMRT standardized conflict minerals reporting template.
•Received responses from 19 vendors surveyed, representing 100% of the vendors surveyed.
•Requested that vendors report to us (i) any conflict minerals present in the raw materials or components they supplied to us, and (ii) their conflict minerals due diligence processes.
•Compiled and analyzed vendor responses.
•Conducted follow-up with non-responsive vendors or those whose responses required additional information or clarification.
•Established a process to retain relevant documentation in a structured electronic database.